As filed with the Securities and Exchange Commission on April 29, 2010
Registration No. 333-165258

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NUMBER 3 TO THE
FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ONSTREAM MEDIA CORPORATION
(Exact name of registrant as specified in its charter)

Florida
(State or other jurisdiction of incorporation or organization)

65-0420146
(I.R.S. Employer Identification No.)

1291 SW 29 Avenue
Pompano Beach, Florida 33069
(954) 917-6655
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Randy S. Selman, CEO
Onstream Media Corporation
1291 SW 29th Avenue
Pompano Beach, Florida 33069
(954) 917-6655
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Joel D. Mayersohn, Esq.
Roetzel & Andress, LPA
350 East Las Olas Boulevard
Las Olas Centre II, Suite 1150
Fort Lauderdale, Florida 33301
(954) 462-4150 telephone
(954) 462-4260 telecopier

From time to time after this registration statement becomes effective
(Approximate date of commencement of proposed sale to public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a registration statement pursuant to General Instruction 1.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post effective amendment to a registration statement filed pursuant to General Instruction 1.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer   [ ]                                                                                                                       Accelerated filer    [ ]
Non-accelerated filer     [ ]   (Do not check if a smaller reporting company)                                   Smaller reporting company   [X]

Calculation of Registration Fee

		Proposed	Proposed
Title of each		maximum	maximum	Amount of
class of securities	Amount to be	offering price	aggregate	registration
to be registered (1)	registered	per unit(2)	offering price(2)	fee(3)
Common stock	(4)	(4)	(4)	(4)
Preferred stock	(4)	(4)	(4)	(4)
Warrants	(4)	(4)	(4)	(4)
Units	(4)	(4)	(4)	(4)
Totals			$6,600,000	$357

(1)
We are registering such indeterminate number of shares of common stock and such indeterminate number of units consisting of combinations of the foregoing plus an indeterminate number of options and warrants to purchase common stock as we may offer and sell from time to time, which together will have an aggregate initial offering price not to exceed $6,600,000. The securities registered hereunder also include such indeterminate number of shares of common stock as may be issued upon exercise of such options or warrants or pursuant to the antidilution provisions of any of such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the shares of common stock being registered hereunder include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)
The proposed maximum offering price per unit and aggregate offering prices per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.  At no time will the maximum aggregate offering price of all securities issues in any given 12-month period exceed the amount allowed for in General Instruction I.B.6 of Form S-3.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act.

(4)	Not required to be included in accordance with General Instruction II.D. of Form S-3.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

Registration Fees - Securities and Exchange Commission	$357
Listing of Additional Shares - The NASDAQ Stock Market*	40,300
Cost of Printing	1,000
Legal Fees and Expenses	5,000
Accounting Fees and Expenses	10,000
Blue Sky Fees and Expenses	5,000
Miscellaneous	1,343
Total	$63,000

*Estimated maximum incremental fees – NASDAQ listing fees of $0.01 per share are assessed at the time the common shares are issued, up to the quarterly and/or annual maximum fee, which is currently $5,000 and $65,000, respectively. Through the date of this S-3 filing, we have incurred NASDAQ listing fees for the fiscal year in progress of approximately $24,700.

Item 15.    Indemnification of Directors and Officers

The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of a Florida corporation. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by the Florida Business Corporation Act any person whom we may indemnify under the act.

The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies including injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for:

-                 violations of criminal laws, unless the director has reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe his conduct was unlawful,

-                 deriving an improper personal benefit from a transaction,

-                 voting for or assenting to an unlawful distribution, and

-                 willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

The statute does not affect a director's responsibilities under any other law, including federal securities laws.

The effect of Florida law, our articles of incorporation and our bylaws is to require us to indemnify our officers and directors for any claim arising against those persons in their official capacities if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

To the extent indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is unenforceable.

Item 16.    Exhibits and Consolidated Financial Statement Schedules

Exhibit No.                                         Description

5.1	Opinion of Roetzel & Andress, LPA
23.1	Consent of Goldstein Lewin & Co. (1)
23.2	Consent of Roetzel & Andress, LPA (included in Exhibit 5.1)
24.1	Power of Attorney (2)

(1)	Previously filed.
(2)	Incorporated by reference to the power of attorney included on the signature page of Form S-3 filed on March 25, 2010.

Item 17.    Undertakings

Onstream Media will:

1.                 File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

i.      Include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.       Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii.      Include any additional or changed material information on the plan of distribution.

2.                 For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.                 File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.                 That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that any primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

 i.       Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

ii.       Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

iii.       The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

iv.       Any other communication that is an offer in the offering made by the registrant to the purchaser.

5.                 The registrant herby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, were applicable, each filing of an employee benefit plan, annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonfide offering thereof.

6.                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

7.                 That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment number three to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pompano Beach and the State of Florida, on the 29th day of April, 2010.

ONSTREAM MEDIA CORPORATION

By:	/s/ Randy S. Selman

Randy S. Selman Chairman of the Board, Chief Executive Officer and President, Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment number three to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Randy S. Selman	Director, President,	April 29, 2010
Randy S. Selman	and Chief Executive Officer

/s/ Robert E. Tomlinson*	Chief Financial Officer and	April 29, 2010
Robert E. Tomlinson	Principal Accounting Officer

/s/ Clifford Friedland*	Director and Senior Vice President	April 29, 2010
Clifford Friedland	Business Development

/s/ Alan Saperstein*	Director and Chief Operating Officer	April 29, 2010
Alan Saperstein

/s/ Leon Nowalsky*	Director	April 29, 2010
Leon Nowalsky

/s/ Robert J. Wussler*	Director	April 29, 2010
Robert J. Wussler

/s/ Charles C. Johnston*	Director	April 29, 2010
Charles C. Johnston

/s/ Carl Silva*	Director	April 29, 2010
Carl Silva

* By Randy Selman pursuant to a Power of Attorney which was previously filed with the initial registration statement on March 5, 2010.